Daniel M. Skovronsky, MD, PhD, appointed to Illumina's Board of Directors

Eli Lilly and Company’s Chief Scientific and Product Officer brings pharmaceutical R&D and scientific leadership perspective to Illumina's Board

SAN DIEGO, June 23, 2026 /PRNewswire/ -- Illumina, Inc. (NASDAQ: ILMN) today announced the appointment of Daniel M. Skovronsky, MD, PhD, to its Board of Directors, effective June 16, 2026. Dr. Skovronsky brings extensive experience in drug discovery, clinical development and translational medicine, which are areas directly relevant to Illumina’s work advancing genomics and multiomics platforms.

"Dan brings a rare combination of scientific expertise, innovation leadership, and healthcare impact," said Jacob Thaysen, chief executive officer of Illumina. "His experience building and advancing large research portfolios gives our Board a perspective that can help strengthen Illumina's ability to drive innovation across genomics, multiomics, and precision medicine."

Dr. Skovronsky currently serves as Chief Scientific and Product Officer of Eli Lilly and Company and President of Lilly Research Laboratories, where he leads Lilly's global research and development organization and oversees commercial products across Lilly Cardiometabolic Health, Lilly Immunology, and Lilly Neuroscience.

He joined Lilly in 2010, following the acquisition of Avid Radiopharmaceuticals, a company he founded in 2004 and led as Chief Executive Officer. Since joining Lilly, he has held roles of increasing responsibility across the organization.

He previously served on the Board of Directors of Myriad Genetics, Inc.

Dr. Skovronsky received a Bachelor of Science in molecular biophysics and biochemistry from Yale University and earned both his MD and PhD from the University of Pennsylvania. He completed residency training in pathology and fellowship training in neuropathology at the Hospital of the University of Pennsylvania.

About Illumina
Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as a global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit illumina.com and connect with us on X, Facebook, LinkedIn, Instagram, TikTok, and YouTube.

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